                                                Filed pursuant to Rule 424(b)(3)
                                                File No. 33-53023

PROSPECTUS SUPPLEMENT NO. 9
DATED FEBRUARY 4, 1997
(TO PROSPECTUS DATED APRIL 26, 1995)

                                  $100,000,000

                        COEUR D'ALENE MINES CORPORATION

              6 3/8% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004
                            ------------------------

     Based on information available to the Company, the total principal amount of Debentures that currently may be offered by the Selling Debentureholders pursuant to this Prospectus is $13,275,000. The table on page 9 of the Prospectus setting forth information regarding the Selling Debentureholders is replaced by the following table:

                                                                                               PERCENT OF
                                                                                              $100,000,000
                                               PRINCIPAL AMOUNT     PRINCIPAL AMOUNT OF    PRINCIPAL AMOUNT OF
                                                OF DEBENTURES        DEBENTURES BEING          OUTSTANDING
                   NAME                       BENEFICIALLY OWNED          OFFERED              DEBENTURES
-------------------------------------------   ------------------    -------------------    -------------------
MFS Total Return Fund......................      $  7,600,000           $ 7,600,000                7.60%
MFS/Sun Life Total Return Series...........         2,400,000             2,400,000                2.40
Froley, Revy Investment Co., Inc. .........         1,200,000             1,200,000                1.20
Prudential Series Natural Resources Fund...         1,000,000             1,000,000                1.00
General Motors Hourly Rate Employee Pension
  Plan and Retirement Program for Salaried
  Employees................................           500,000               500,000                 .50
Employers Reinsurance Corporation..........           250,000               250,000                 .25
Sage Capital...............................           200,000               200,000                 .20
Donaldson, Lufkin & Jenrette...............            75,000                75,000                 .08
South Street Capital, L.P. ................            50,000                50,000                 .05
                                                  -----------           -----------               -----
          Total............................      $ 13,275,000           $13,275,000               13.28%
                                                  ===========           ===========               =====